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                                                                EXHIBIT (a)(8)

                                                     NEWS
                                                     FOR IMMEDIATE RELEASE

                                                     Contact:
                                                     Mike Kilroy or Rick Havacko
                                                     Maples Communications
                                                     (949) 253-8737
                                                     mkilroy@maples.com

  EMACHINES, INC. AND EM HOLDINGS, INC. ANNOUNCE AGREEMENT TO REMOVE TEMPORARY
           RESTRAINING ORDER; TENDER OFFER EXTENDED TO DEC. 28, 2001

     IRVINE, Calif., Dec. 19, 2001 -- Earlier today, the parties in the matter of David Packard, on behalf of himself and all other similarly situated, v. eMachines, Inc. reached an agreement in principle to, among other matters, withdraw and vacate the temporary restraining order previously issued enjoining the merger. As part of the agreement in principle, the plaintiffs dropped their attempt to seek other injunctive relief as well. The agreement in principle is conditioned upon execution of definitive documentation.

     In addition, the tender offer for all the outstanding shares of common stock of eMachines made by Empire Acquisition Corp., a wholly owned subsidiary of EM Holdings, has been extended until 9:00 a.m. Eastern time on Friday, Dec. 28, 2001. The tender offer had been scheduled to expire at 9:00 Eastern time on Thursday, Dec. 27, 2001.

About eMachines, Inc.
eMachines, Inc. (OTCBB:EEEE) is a leading provider of affordable, high-value personal computers. Founded in September 1998, eMachines began selling its low-cost eTower(R) desktop computers in November 1998. In June 1999, eMachines sold the third-highest number of PCs through retailers in the United States, according to leading market research organizations, and presently holds this number three market share position. Since inception, eMachines has shipped more than four-million PCs through leading national and international retailers, catalog and online merchandisers. Approximately one of every two eMachines consumers is a first-time PC buyer, based on owner registrations with eMachines. eMachines' Web site is located at http://www.emachines.com.

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Where to Find More Information

Holders of securities should read each of the tender offer statement on Schedule TO (including a "going-private" Transaction Statement on Schedule 13E-3) filed by EM Holdings and eMachines and the Solicitation/Recommendation Statement on
Schedule 14D-9 filed by eMachines with the U.S. Securities and Exchange Commission, as each contains important information about the tender offer. Investors can obtain such tender offer statement on Schedule TO and such Solicitation/Recommendation Statement on Schedule 14D-9 and Transaction Statement on Schedule 13E-3, and other documents to be filed by EM Holdings and eMachines, for free from the U.S. Securities and Exchange Commission's website at http://www.sec.gov. In addition, the Schedule 14D-9 and Transaction Statement on Schedule 13E-3 and other documents to be filed with the U.S. Securities and Exchange Commission by eMachines may be obtained free of charge from eMachines by directing a request to: Shareholder Information, 14350 Myford Road, Bldg. 100, Irvine, CA 92606.

This press release may contain forward-looking statements relating to future events and results that are based on eMachines' current expectations. These statements relate to the outlook and prospects for eMachines and the markets in which it operates. These statements involve risks and uncertainties including, without limitation, the execution of definitive documentation in connection with the agreement in principle, litigation in which eMachines is or may become involved, the ability of eMachines to consummate the transaction with EM Holdings, the level of demand for eMachines' products and services, eMachines' and its suppliers' ability to timely develop, deliver, and support new and existing products and services, eMachines' ability to manage and liquidate its inventory, reduce operating expenses and predict changes in the PC market, the cost and availability of key product components, competitive pressures relating to price reductions, new product introductions by third parties, technological innovations, eMachines' ability to enter new markets and improve customer service, and overall market conditions, including demand for computers.

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